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                           The McGraw-Hill Companies
                               Quarterly Review

                               October 24, 2000



Harold McGraw III
Chairman, President and CEO

     Welcome to our quarterly review.

     We are pleased you can join us today to review the outlook for The McGraw-Hill Companies. I will start with comments on third quarter results and our prospects. Then, we will hear from Bob Bahash, our chief financial officer.

     As you know, at these meetings, we also ask a line manger to review some aspects of operations. Today, we've selected Joanne Rose, the executive managing director of Structured Finance at Standard & Poor's Ratings Services. She will speak to you about the growing opportunities in that dynamic market.

     A few days ago, we announced third quarter results, so I won't spend a lot of time reviewing those numbers. But just to set the stage, I would like to point out that:

     . Revenue from ongoing operations increased 8.6% for the third quarter and was up 12.0% after nine months.
     . Net income, including the impact of dilution from the Tribune Education acquisition, was up 14.3% for the third quarter and 22.3% for nine months. That excludes the gain on Tower.
     . Earnings per share, reflecting three cents dilution, was $1.11, a 15.6% increase for the third quarter. For nine months, our EPS is up 24.2%, excluding the gain on Tower.

     With these results on the books, we are clearly on our way to our eighth year of double-digit earnings growth. With that in mind, let's look at our three segments in more depth.

     Let's start with McGraw-Hill Education:
     . Revenues were up 10.1% for the 3/rd/ quarter and 14% for nine months, . Operating profits were up 8.6% for the 3/rd/ quarter and 17.1% for nine months,
     . The operating margin after nine months is 17.74%, an expansion of 47 basis points.

     We are having a terrific year in Education. Earlier this year, we said:
     . the elementary-high school market would grow by more than 10% in 2000, . that California alone would spend $500 million this year, . and that we expected to take market share.

     Through eight months, industry sales are up 15.3%. We are growing faster. We said the battleground would be in the big adoption states in reading, science, social studies and literature.

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     Our capture rate tells the story:
     . 38% share of the Texas reading adoption, . More than 40% of California social studies, . 26% of the Texas literature market, and . more than 60% of the secondary school science adoption market.

     Our only disappointment is in elementary school science where we finished second.

     There also was some concern about California spending the AB-2519 funds this year. Based on our experience, California schools are spending the funds. Our supplemental publisher, SRA/McGraw-Hill is a major beneficiary. The SRA phonics-based Open Court and Direct Instruction reading programs enjoyed robust sales in California all year. As a result, SRA experienced substantial increases in the first, second and third quarters.

     This early ordering had another impact on this year's results. In effect, there appears to have been more early ordering than usual this year in the adoption states.

     Industry sales in adoption states are up more than 25% while open territories are up 6.4% after eight months. We expected even more growth this year from open territories, which tend to order later in the cycle.

     Slower growth in open territories is one reason we produced a single-digit gain in our el-hi group in the third quarter. Another factor is timing at CTB/McGraw-Hill, our testing business. Revenue for this unit declined during the third quarter due to the timing of custom contracts and lower software sales.

     But the fact remains that our el-hi business after nine months is growing at a double-digit rate and outperforming the industry.

     We are also moving quickly to integrate Tribune Education operation into our education group. We had expected to complete this deal on July 31, but a second request from the Justice Department delayed the closing until September 5. We had our plans and integration teams ready to go and are now well along in the process.

     We are folding five of the six businesses acquired from Tribune into our operations. Only the Wright Group will continue to operate as a separate unit under the direction of Sari G. Factor. She will report to Buzz Ellis, president of our Elementary-High School Group. Before becoming President of the Wright Group/McGraw-Hill, Sari was vice president and general manager of Everyday Learning, which was also part of Tribune Education. We will also be adding some of the National Science Foundation funded products that we've acquired from Tribune to this group's lineup. And given the target market for these products, it makes sense to keep the Wright Group intact.

     After studying the businesses that comprised Tribune Education, we saw substantial opportunities to create new efficiencies by carefully integrating most of the product lines into our operations.

     Here is what we've done:
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     Everyday Learning produces elementary and secondary math and health programs and titles for the college market. This group is being integrated into our elementary, secondary supplementary and higher education units.

     Creative Publications develops core and supplemental mathematics products for elementary and secondary schools. The core secondary math program will become part of Glencoe/McGraw-Hill. The supplemental math products are being folded into Wright/McGraw-Hill.

     NTC/Contemporary Publishing produces language arts, foreign language, health, social studies, developmental reading, and non-fiction references and adult trade titles. These product lines will be folded into six of our operating units: Professional Publishing, Glencoe, the School Division, Higher Education, International and Children's Publishing.

     Landoll, which produces children's books and other products for the consumer market, is being integrated into our Children's Publishing Business. There are still some questions to be answered about the Landoll businesses, particularly the consumer mass market, but that is still under review.

     These steps will clearly result in substantial savings and greater efficiency. The new products also expand our opportunities in a growing education market. For example, we've expanded our reach into the pre-K to 5 language arts market. The National Science Foundation-funded math products will provide a competitive advantage in this major market segment. We now have new teacher training products, and Glencoe will enter the growing market for remedial reading.

     Overall, we have gained experienced editorial, production and sales staff. The integration of this front office is basically complete.

     It will take a little longer to integrate billing and distribution systems. Tribune Education operated 22 distribution centers and obviously we plan to rationalize that setup. Clearly, there will be substantial savings as we complete the process. Until we are further along, I'm not going to quantify staff reductions or other savings.

     As you know the delay in the original closing date did lead to increased dilution. Instead of five cents this year, we now expect seven to nine cents. Three cents was already reported in the third quarter.

     Because we were prepared, the integration process is off to a good start. But we did lose a month and we're moving as quickly as possible to make up for lost time. We will keep you posted on our progress.

     Let's turn to Higher Education, International and Professional Publishing operations. A strong front list helped produce a good third quarter for our college and university business.

     I am also pleased with our progress in providing digital solutions for this marketplace. Today, more than 200,000 college instructors use the Internet in their courses. We're building on this trend with a growing range of products and services with consistent design and navigation:

     . PageOut, which enables instructors to create their own course-specific Website, now has more than 30,000 registered instructors in the United States. We now have more than 3,700 users in Canada and anticipate adding another 3,000 by the end of the year. We're successfully introducing PageOut in Europe, where there are now 1,300 registered users.
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     .  Online Learning Centers support all our major texts, providing online resources for instructors and students. The Online Learning Center easily links PageOut to further facilitate online course management.
     . Interactive eSource provides digitized content from our texts and other sources. This service is delivered over the Web or by CD-ROM.
     . PowerWeb is our answer to the coursepak. Our Website provides online articles, news and essays recommended by experts for discipline specific topics.
     . The latest step is the introduction of eBooks from Primis. With Primis Online, an instructor can search our database to customize course material.

     The student decides how to order it: either electronically, by downloading from our eBookstore to a PC using a secure format from Adobe Systems, or buying a hardcopy version at the campus bookstore

     We're also using technology to gain share in the first-and-second year college math market. ALEKS is a Web-based artificial intelligence system which is so powerful that it can determine an individual's math abilities and provide customized self-paced instruction. ALEKS stands for Assessment and Learning in Knowledge Spaces and you will be hearing more about it in the future.

     Our International Group had a good quarter. We're continuing to benefit from the rebound in Asia-Pacific markets and improvement in Mexico. As I suggested earlier, we are now offering digital solutions globally for a competitive advantage. PageOut is growing in Europe and we are introducing it in Asian markets. ALEKS is being demonstrated in Canada.

     At our Professional Book group, we saw a decline in revenue and operating profits in the third quarter. There was softness in our computer titles as well as our scientific, technical and medical lines. But we're looking for some improvement in the fourth quarter with the introduction of new editions of seven major medial titles. These include:
     .  Hurst's The Heart,
     .  Williams Hematology,
     .  Principles of Neurology,
     .  The Metabolic & Molecular Bases of Inherited Diseases, and
     .  Current Medical Diagnosis & Treatment 2001

     So, let's sum up for this segment:
     . A fine year in education with prospects for another good adoption year in 2001,
     . Solid progress in integrating the Tribune Education acquisition, and . Growing use of digital solutions to create a competitive advantage both here and abroad.

     Now, let's spend a few minutes on Financial Services:
     . Revenue was up 4.6% for the third quarter and 6.3% for nine months, . Operating profits grew by 12.8% in the third quarter and are up 9.6%
        year-to-date, and
     .  After nine months, the operating margin expanded to 31.4%.

     In a difficult market, we have been carefully watching our costs. But from what we can see in the marketplace, Standard & Poor's Ratings is still bigger, growing faster and more diversified than its nearest competitor.
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     The numbers help tell the story. Despite the decline new issue volume in the U.S. market, Standard & Poor's continues to grow. The successful diversification of our ratings business has played a central role in keeping S&P moving ahead.

     Our business is growing at a double-digit clip in all our international markets - Europe, Latin America, Asia and Canada. Today, more than 30% of S&P Ratings' revenue comes from international markets. Last year, it was less than 30% of the total.

     We're continuing to benefit from the creation of a single currency and continuing bank disintermediation in Europe, our largest international market. Despite the weakness of the Euro, the bond market in Europe continues to grow as more corporate borrowers turn to public debt markets. That trend will continue to grow.

     Although new issue dollar volume is down by more than 22% in Europe, the number of European bonds issued in the first nine months is up to 4,701, an increase of 8.4% over last year.

     A falloff in big sovereign issues is a key factor in the declining dollar volume in Europe this year. But growing activity in the corporate sector has helped keep the unit volume growing in this market. And these issuers continue to raise substantial funds through Euro-denominated bond issues, even under current conditions.

     We're also seeing increased activity from U.S. multinationals in the Euro corporate bond market in the second and third quarters. Freddie Mac, which used to arrange all its financing in U.S. dollars, has set up a Euro borrowing program. In September, Freddie Mac issued the first 5 billion Euro-denominated bond from a non-government entity. The credit rating was Triple A.

     The trend in the U.S. bond market has not been as favorable with new issue volume declining every quarter so far this year.

     . In the first quarter, dollar volume was $332.3 billion, down 6.4%. . In the second quarter, dollar volume was $314.6 billion, down 7.9%. . In the third quarter, dollar volume was $276.4 billion, down 11.2%.

     As we move into the fourth quarter, comparisons do get easier.

     Last year, new issue volume fell nearly 25% in the fourth quarter to $214.5 billion. The biggest declines this year in the U.S. bond market have come in the public finance and mortgage-backed areas. After nine months,

     . Corporates issuance is off only 0.59%, . Municipals are off 18.3%,
     . Asset-backed issues are off 1.25%, and . Mortgage-backed issuance is down 48.4%.

     For the fourth quarter, we expect continued strength in overseas markets and more growth in what we call non-traditional servicesratings that are not reflected in new issue statistics. Global Infrastructure Ratings, Bank Loan Ratings and Rating Evaluation Services are some examples of non-traditional ratings that are contributing to S&P's growth.

     We're also anticipating a good fourth quarter in the structured finance market both here and abroad. We expect more emphasis on credit quality in the weeks ahead now that spreads have widened and borrowing costs are up. That's why structured financing should be attractive in the
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     fourth quarter. You will see more high quality assets securitized with
     Double A and Triple A ratings. But you will hear more about the structured finance market and our prospects there in a few minutes from Joanne Rose.

     As we look ahead in 2001, we now expect a more positive market environment for debt issuance. While it is early days, we anticipate:
     . Some growth in corporates with a resurgence in the high-yield market, . Growth in U.S. municipals,
     . More growth in the asset-backed market, . Not much if any growth in residential mortgages, but a better picture in the commercial sector, and
     . Another solid year in the European market and increased penetration by S&P Ratings.

     At Standard & Poor's Information Services, we continue to expand our high-margin index services and fee-generating portfolio businesses. Revenue is derived from licensing fees based on assets under management and transaction volume.

     We've helped foster the proliferation of exchange traded funds. Clearly, they are no longer just an institutional investment vehicle. The growth in assets has climbed dramatically. Through August, exchange traded funds captured more than $50 billion in assets. And more than 50% of those assets are based on S&P Indexes and S&P Depositary Receipts.

     More exchanged traded funds are on the launch pad. In early December the S&P Global 100 will start trading as an ETF on The New York Stock Exchange. Next, we expect it to be traded on the Japanese Stock Exchange. More ETFs are coming in Canada and Australia, all based on S&P indexes.

     The number of derivative products based on our indexes is also continuing to grow in Canada, Japan, Australia and Europe. The Chicago Mercantile Exchange, the Spanish Futures and Options Exchange, and S&P have reached an agreement that will result in the launch of stock index futures contracts based on the S&P Euro Index and the S&P Europe 350 Index, as well as three sector indices based on the S&P Europe 350. These are the first futures products that trade on a European exchange while clearing on a U.S. exchange.

     That arrangement will give instant liquidity for those who want to use the S&P Europe 350 futures. In other words, traders with established margin accounts for S&P 500 futures won't have to put up additional funds to use the 350. This is an area with enormous potential and you will be hearing more from us in the future.

     S&P Comstock's business with Internet redistributors continues to grow. We recently launched financial distribution with iWon.com, a leading search engine and portal site. And Comstock announced a partnership with bSmart.to Markets to deliver financial market data over multiple channels so each user can make their own selection of information on a preferred channel.

     Finally, I should mention our new agreement with Charles Schwab & Co. Schwab customers will have access to a broad range of S&P information on equities, fundamental data, analyst commentary, news, rankings and proprietary valuation indexes. In addition, S&P MarketScope is delivered to 2,700 desktops at Schwab.
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     So, let's sum up for Financial Services:
     . Continued growth in international markets for S&P Ratings, . Continued expansion of S&P Ratings' non-traditional products, . Continued build-out of our index-based services, . More S&P data feeds to institutional customers and Internet redistributors, and
     .  A better U.S. new issue bond market in 2001.

     Now, let's look at Information and Media Services:
     . Ongoing revenue for this segment was up 8.7% for the third quarter and 16.2% after nine months,
     . Operating profits from ongoing operations were up more than 60% for the third quarter and 61.7% for nine months,
     . The operating margin on ongoing operations after nine months has expanded to 18.65%.

     Business Week is having another banner year. In the third quarter, Business Week produced an 18% gain in advertising pages on top of a 44% gain last year. After nine months, BW ad pages are up 32% with one less issue.

     To give you some notion of where the growth is coming from, here is the ad page count for nine months, as measured by the Publishers Information
     Bureau:
     . Our high tech ad pages are up 60.4% in this period, . Financial Services/Insurance ad pages are up 13.6%, and . Professional Services pages are up 85.4%.

     The comparisons don't get much easier as we head into the fourth quarter. Last year, Business Week registered a 32.3% gain in fourth quarter ad pages. This year, after four issues in October, Business Week is down 6.5% for the quarter.

     It is true we are seeing some cancellations, but we are still getting new business. And our two e.biz editions for later in the quarter are already sold out. But while we are experiencing some slowing, we still expect to show another gain in the fourth quarter.

     We're also launching our first issue of Leaders Online, the publication that is linked to Business Week Online's Careers channel and the newly established partnership with the recruitment firm, Heidrick & Struggles. That is part of our plan to extend the Business Week franchise for more growth in the future. There will be six editions of Leaders Online in 2001.

     We are also increasing the rate base and the ad rates for Business Week in 2001. The rate base for North America will grow from 900,000 to 950,000, an increase of 5.5%. The advertising rate will increase 8.8%.

     As part of our effort to transform Business Week into a global franchise, we are also increasing the rate base for the international editions. The international rate base will go from 187,000 to 200,000, an increase of 7.0%. Ad rates for the international edition will increase 8.5%.

     We will also continue to expand our very successful e.biz "magazine within a magazine" concept next year by adding issues in North America, Asia and Europe. Last year, we published five in North America. This year, we will publish nine and next year e.biz will appear monthly. This year, we published e.biz for the first time in our international editions - seven in Europe and six in Asia. Next year, e.biz will appear monthly in Europe and seven times in Asia. Since e.biz
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                                       8

     appears within the pages of Business Week, we've been able to leverage our existing circulation and hold down marketing costs.

     In addition, e.biz anchors our technology channel on Business Week Online and has been the source of three successful conferences in 2000. We charge a premium rate for advertising in e.biz.

     We now plan to expand the e.biz and "magazine within a magazine" concept in our construction, aviation and healthcare areas next year.
      . ENR will publish e-construction supplements four times next year. There is also an opportunity to sponsor an e-Construction conference.
      . In Aviation, we are planning special sections in Aviation Week & Space Technology and B/CA. There is now an e.biz channel on AviationNow.com and it is attracting new sponsors. We think there is an e.biz conference opportunity for the aviation industry next year.
      . Our healthcare publications ran four e.MD supplements this year and will publish six in 2001.

     All this effort will generate incremental revenue and represents, in my opinion, a fine example of using our brands to innovate and add value.

     Our Broadcasting group is having a very good year and we're anticipating a good fourth quarter. Political advertising is picking up in October as the elections come down to the wire. In California, there also are several propositions on the ballot, including some on school-related issues that are being supported by ad dollars. We expect more than $9 million of political advertising this year.

     Our B-to-B businesses had a good third quarter with the Aviation Week Group clearly the best performer. Every other year in the third quarter, the Aviation Week Group benefits from the Farnborough Air Show in Great Britain. This year was no exception. Next year, the action will shift to the Paris Air Show in the spring.

     We continue to invest and grow traffic at AviationNow.com We recently improved the design and functionality of the site. We are attracting new sponsors, including Lockheed Martin and United Technologies. Traffic is also continuing to build. Our goal had been 500,000 user sessions by July and we are 25% ahead of that target.

     In Construction, the fourth quarter belongs to Sweets and this year is no exception. We're continuing to reduce costs in the Construction Group as part of the transformation process. Since we've launched Dodge Plans Online, we've closed 26 plan rooms around the country. In the fourth quarter, we are scheduled to close eight more. This rationalization process is an ongoing one. There are more opportunities for savings and we will keep you posted as we take future action.

     We've also continued to invest in Construction.com. We recently completed a strategic agreement with BuildPoint that gives Construction.com the exclusive right to use BuildPoint as the e-commerce engine for bidding and procurement on the site. With this step, we now offer industry professionals a complete range of services that matches their workflow.

     Page views continue to grow and now exceed 3.5 million per month. And there is no doubt that Construction.com is the largest and most heavily trafficked Website in the industry by a huge margin.
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                                       9

     The volatile oil market has increased the demand for news and prices from Platts, our energy service and that helped produce a solid third quarter. Growth in European and Asian markets was particularly strong at Platts.

     We launched Platts.com in June and continue to develop the site. Page views have reached the 400,000 mark.

     So, let's sum up for Information and Media Services:
     . This has been another year of investment in creating and launching our new vertical hubs. Traffic is growing as we add more functionality.
     . We expect advertising revenue to keep growing in the fourth quarter, although probably not at the pace established earlier in the year.
     . We're taking steps to position these businesses for more improvement next year.

     So there you have the outlook for our operations.

     Now, as we look to complete the year, we are reasonably comfortable with the current consensus forecast for the fourth quarter of 50 cents, which also includes dilution from the Tribune Education acquisition.

     In looking ahead to 2001, we are just beginning our budgeting process for 2001, so it would be premature to comment at this time on the consensus forecast for next year. But what I can tell you is that we believe we have created a resilient portfolio that can deliver results even when others face greater uncertainty. The environment for financial services is improving, and we look forward to another good year in education in 2001.

     Now, I'd like Bob Bahash to review some aspects of our financial performance and then we will hear from Joanne Rose about the structured financial market.


Robert J. Bahash
Executive Vice President and CFO

     Thank you, Terry.

     Let me review for you some more aspects of the Tribune Education acquisition that was completed on September 5. As a result of that acquisition, our debt has risen to a level we haven't seen for many years. Nevertheless, our long-term ratings have been maintained at A-1 from Moody's and Single A+ from Fitch.

     At the end of the third quarter, our debt was $1,220,000,000. That's $435 million higher than it was at the end of the third quarter last year and $526 million higher than it was at the end of this year's second quarter. We repaid $95 million in medium term notes that came due on September 1, so our debt at the end of the quarter is in commercial paper with an average weighted yield of 6.6 percent. By the end of the year, we still expect to reduce debt to just over the $1.0 billion level. Debt at the end of last year was $536 million.

     Interest expense grew 19.4% in the third quarter reflecting one month of the Tribune acquisition and higher CP rates this year. After nine months, interest expense is up 10.2% to $35.4 million. We anticipate ending the year a little below $60 million.
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                                       10

     Corporate expenses grew by only 2.1% in the third quarter and are up 9.9% for the year to $64.2 million. We anticipate that these expenses will grow at about the rate of inflation in the fourth quarter.

     As you know, pre-publication expenditures remain our biggest single investment. Pre-pub spending in the third quarter was $58.9 million and is $163.4 million year-to-date. We do expect a somewhat higher run rate in the fourth quarter as we ramp up for 2001, which is another big year for the elementary-high school market. We still expect $230-$240 million of pre-pub expenditures for the year, including a small amount from Tribune Education.

     Capital expenditures for the third quarter were $18.5 million and $53.1 million after nine months. We have some more real estate expenditures in the fourth quarter and expect Cap X in the $90-$100 million range for the year, down slightly from earlier forecasts, but substantially below last year when we spent $154 million.

     Now, let's look at our non-cash charges. Amortization of pre-publication costs were $98 million in the third quarter and $170.8 million year-to-date. We still expect to end the year in the $200 million range.

     Depreciation was $20.5 million in the third quarter and $64.2 million after nine months should end the year in the $100 million range.

     Amortization of goodwill and intangibles were $16.8 million in the third quarter and $45.6 million after nine months. Reflecting the acquisition of Tribune Education, we anticipate finishing the year in the $65-$70 million range. For next year, the run rate is probably in the $80 million range. It could be as high as $85 million.

     I'll conclude with a few comments on our share buyback program. We repurchased 1,688,000 shares in the first half for $85.7 million. We are now back in the market. Our new total is now 2.1 million. We will continue to buy back opportunistically as conditions warrant. So far, our buyback program has more than offset the exercise of options as well as the issuance of restricted shares, which has always been one of the goals of the program.

Thank you.


Harold McGraw III
Chairman, President and CEO

     Now, let's hear from Joanne Rose.

     She is the executive managing director for Structured Finance Ratings at Standard & Poor's. Before being named to this position last June, Joanne was senior managing director and general counsel for S&P.

     She has served as chair of the Rating Policy Board, Standard & Poor's senior analytical policy-making group; and is a member of the Ratings Services Executive Committee and Senior Operations Committee.
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                                       11

     Before joining Standard & Poor's in 1988, she was associated with the law firm of White & Case. Joanne has a law degree from the Columbia University School of Law where she was a Harlan Fiske Stone Scholar. She has a B.A. degree from the University of Rochester.


Joanne W. Rose
Executive Managing Director, Structured Finance
Standard & Poor's Ratings Services

     Securitization is fast becoming the finance tool of choice for an ever-broadening array of global issuers. Securitizations' ability to unlock illiquid assets, thereby allowing them to be financed based on their own independent credit strength regardless of the strength of the originator of the assets, is the key to its value to both originators and investors. The need to be efficient in the use of capital is the driving factor behind the growth of the global securitization market and the growth in the use of structured finance techniques. Whether that need is generated by a regulatory capital requirement that is out of balance with the true risk of an asset, by a focus on shareholder returns, by the reduced financial borrowing capacity of an issuer, by the need to reduce the cost of borrowing, or by the need to access new classes of investors, doesn't matter. Securitization can be the answer. And since securitization involves complex structures and the transfer of illiquid assets, the key to a successful securitization is an independent and objective analysis of both the structure and the credit strength of the assets. And it is in this function that Standard & Poor's Structured Finance Ratings have excelled.

     I'd like to use a few slides to illustrate the growth in the structured finance market. This first slide illustrates the growth in what is considered the traditional U.S. securitization market. This traditional market includes non-agency (called private label) residential mortgage-backed transactions, asset-backed transactions (including credit cards, auto loans, auto leases, etc), and commercial real-estate securitizations. This slide excludes private transactions and 144A transactions and also excludes certain asset classes (e.g. CBO/CLOs and asset-backed commercial paper).

     As you can see, the year-to-year growth in market volume has been very impressive. The declines this year in private label residential mortgage-backed transaction volume and commercial real estate securitization volume can be explained by rising interest rates during most of 2000 and the corresponding decrease in the number of mortgages originated and refinanced. The traditional asset-backed market continues to grow at healthy rates. For 2001 we believe that issuance in the private label residential mortgage-backed market will be flat while issuance in commercial real estate will increase by approximately 3-5%. We expect the traditional asset-backed market to grow 6% in 2001. In addition, our market penetration in private label mortgage-backed and traditional asset-backed is very high and we do not anticipate changes in that market penetration. In commercial real estate we have the opportunity to, and expect to, increase market penetration.

     A new, very strong asset class emerged just a little over three years ago. This class is known by the acronym CBO/CLO. The underlying assets in these transactions are corporate loans and corporate bonds either purchased in the open market or from the balance sheets of financial institutions. As you can see, the growth in this market has been exceptional. This market didn't really exist 4 years ago. We anticipate that market volume for this asset class in 2001 will be similar to 2000, but much will depend on spreads on corporate bonds and the availability of high yield corporate securities. More importantly, we've seen the emergence of a new type of transaction, a CBO type structure that uses other asset-backed and mortgage-backed securities as its underlying asset. The CBO of ABS. This asset class is a substitute for corporate bonds in the event spreads are unfavorable or high yield issuance is low. We hope to see continued development and growth in this new type of transaction.

     Moving outside the U.S., we see very exciting opportunities. Securitization in Europe has really hit its stride as regulatory and legal impediments have been removed and as banks and other financial institutions have begun to focus on shareholders returns and the efficient use of capital. What started out as a residential mortgage-backed market in the U.K. has expanded into a diversified asset-backed market in France, Germany, Italy, and, a few other countries. Market volume growth from 1999 to 2000 is expected to be around 17%, and we anticipate continued growth in the range of 12-15% in 2001.

     The markets in Asia (outside of Australia) and Latin American are still in their infancy, but continue to grow nicely. In Asia there are many legal and regulatory hurdles to securitization but they are starting to be addressed. For example, Japan has adopted new laws to encourage securitization and we expect to see more transactions in Japan in 2001. Australia has a well-developed residential mortgage-backed market and we expect growth in other asset classes in 2001. As you can see from this slide, the market is developing nicely. In Asia, we see a full range of transaction types from residential mortgage-backed to asset-backed to commercial real estate. The big increase in volume in 2000 in Asia-ex Japan and Australia (shown on this slide) is the Korean domestic securitization market.

     In Latin America, most transactions are what we call future flow transactions, which are securitizations of cash flows off of future sales of goods and services. To date, they are very dependent on the large oil companies and other large export companies. In addition to this cross-border market, there is a healthy domestic securitization market in Argentina that is not shown on this chart.

     As you all know, the market for ratings and other credit risk evaluation services for the structured finance market is highly competitive.

     Competition in this market can be played out in many ways but we believe that there is only one way to compete, and that is on credibility and service. Credibility comes from the performance of your ratings over time and is built slowly but can be lost quickly. Service is delivering to the markets the most informative ratings and other credit risk evaluation services at the time and in the manner that the market wants. We strive for excellence on both these measures. In order to maintain our credibility and the credibility of our ratings we focus on the real source of that credibility, our staff. Standard & Poor's Structured Finance Department has a comprehensive training program for our staff, covering all aspects of analyzing structured finance transactions. We are making investments in order to be able to deliver the training program and its accompanying criteria manuals over the Internet so our analysts can access it worldwide when they need it, as they need it. In addition, Standard & Poor's stands alone in having a dedicated team of research professionals whose sole job is to conduct the research critical to the evaluation of precedent-setting transactions. Our research group is also responsible for back testing our ratings to show their credibility over time. Each year we publish the results for the market to see.

     When we talk about service, we are talking about providing a quality experience for each market participant who interacts with us. That means having well-trained, accessible, experienced staff that can handle the complex analysis these transactions require and can communicate the results. That means publishing our criteria so that the market can see and understand how we look at these transactions. That means having the information that the participant is looking for when they need it and in the form they want it--whether that is print or electronic. We believe we are second to none in the scope and quality of our staff and the information we provide on the structured finance market.

     Now I know what most of you are really interested in. And that is what is the 4/th/ quarter shaping up to look like. Well, there are some very interesting patterns in the parts of the structured finance market that are transaction-driven. This pattern is especially pronounced in the U.S., which of course is still home to the majority of the issuance in the structured finance market. What we repeatedly see is surges in issuance volume at the end of each quarter, with especially heavy issuance at the end of the fiscal year. In fact, this pattern is easily explained. Securitization is just one of a number of financing techniques that an entity can use to manage its balance sheet. One of the most interesting effects of securitization is that in accounting terms it removes the assets and liabilities relating to the securitization from the balance sheet of the entity. This can materially improve an entity's financial ratios, especially the debt-to-equity ratio. Of course the effect is equally dramatic for regulated institutions and their capital-to-asset ratios. That coupled with the fact that securitizations are complex and take several months to assemble and document has resulted in this pattern of issuance. On the other side of the equation, investors have adjusted their investment patterns to match the pattern of issuance. We often speak to investors who tell us that they plan out how much to invest quarter by quarter. Also, no investor wants to head into the end of its fiscal year with uninvested funds, so they appreciate the surge of issuance at year-end. Every once in a while someone asks, "What if there is a mismatch." I have never seen one truly develop. In fact because of the length of time it takes to execute a structured finance transaction, investors know far in advance the pipeline and behave accordingly. We expect 4/th/ quarter this year to follow this pattern and believe that the 4/th/ quarter will be strong.

     Standard & Poor's Structured Finance Ratings Department's strategy is to maintain its leadership position in providing ratings and other credit risk evaluation services to the rapidly growing global securitization market. In addition, we are focused on capturing additional revenue and profit growth by extending the reach of our ratings and services to non-U.S. transactions and "non-securitization" transactions, such as aircraft financing, business acquisition financing, investment and asset portfolio analysis, derivatives and synthetic securities and arbitrage vehicles. The strategy is focused on leveraging Standard & Poor's brand identity, our overwhelming recognition for quality, independence and objectivity, our global network, and our most valuable asset, our employees.

     I am very excited about the long-term prospects of the Standard & Poor's Structured Finance Ratings Department. Governments, regulators, financial institutions, and corporations all over the world are seeing the benefits of securitization. And why not, Structured Finance has proven to be a reliable, highly flexible financing tool. In its most basic form, it allows the liquification of illiquid assets, the proper allocation of risk and reward, and the rebalancing of supply-demand imbalances in the financing markets. But most importantly, the men and women in Standard & Poor's Structured Finance Department have proven their ability to meet the demands of this fast growing and challenging market. I look forward to working with them to meet the future demands of this complex, challenging, and profitable market.


Harold McGraw III
Chairman, President and CEO

     Thank you. That concludes today's update meeting.

                  "Safe Harbor" statement under the Private
                   Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------

Information in this presentation contains certain forward-looking statements about the company's business, new products, sales, expenses, cash flows, and operating and capital requirements. Such forward-looking statements include, but are not limited to: future paper, printing and distribution prices; future compensation merit increase rates; McGraw-Hill Education's level of success in 2000 adoptions and the level of educational funding; the strength of higher education, professional and international publishing markets; the strength of profit levels and the capital markets in the U.S. and abroad with respect to Standard & Poor's Ratings Services; the level of success of new product development and strength of domestic and international markets at Standard & Poor's Information Services; Business Week's success in expansion into international markets; the strength of the domestic and international advertising markets; the contract value of non-residential building; McGraw-Hill Construction Information Group's ability to introduce new electronic products, product extensions and enhancements; Broadcasting's level of political and ballot-initiative advertising; and the level of future cash flow, debt levels, capital expenditures and prepublication cost investment.

Actual results may differ materially from those in any forward-looking statements because any such statements involve risks and uncertainties and are subject to change based upon various important factors, including, but not limited to, worldwide economic and political conditions, currency and foreign exchange volatility, the health of capital and equity markets, continued strength in advertising, continued strength in the education market, the successful marketing of new products, and the effect of competitive products and pricing.

                                                    THE Mc GRAW - HILL COMPANIES

Quarterly Update
--------------------------------------------------------------------------------

Presenters:

     Harold McGraw III
        Chairman, President and CEO

     Robert J. Bahash
        Executive Vice President and CFO

     Joanne W. Rose
        Executive Managing Director,
        Structured Finance, Standard & Poor's

                                                    THE Mc GRAW - HILL COMPANIES

A strong record of growth
--------------------------------------------------------------------------------

                                            For 3Q                  For 9 Months
--------------------------------------------------------------------------------

Revenue                                     .  8.6%                   . 12.0%

Net income                                  . 14.3%                   . 22.3%
(including dilution
from acquisition
of Tribune Education)

$1.11 3Q EPS                                . 15.0%                   . 24.2%
(including .03 dilution)

                                                    THE Mc GRAW - HILL COMPANIES

--------------------------------------------------------------------------------


                             McGraw-Hill Education

                                                    THE Mc GRAW - HILL COMPANIES

A strong record of growth
--------------------------------------------------------------------------------

McGraw-Hill Education                        For 3Q                 For 9 Months
--------------------------------------------------------------------------------

Revenue                                      . 10.1%                   . 14.0%

Operating Profits                            .  8.6%                   . 17.1%

Operating Margin                                                       . 17.74%


                                                    THE Mc GRAW - HILL COMPANIES

Sales Performance
--------------------------------------------------------------------------------

                                           MHP                   INDUSTRY
--------------------------------------------------------------------------------
Sales Growth                             . Faster than           . 15.3%
through 8 months                           the industry

Our market share in key adoptions
 . Texas reading                                                      38%

 . California social studies                                          40%

 . Texas literature                                                   26%

 . Secondary school science                                           60% +

                                                    THE Mc GRAW - HILL COMPANIES

Education market's spending patterns
--------------------------------------------------------------------------------

California spent $500 million

  - SRA/McGraw-Hill was a major beneficiary

  - AB-2519 funds led to substantial increases for the unit in each quarter this year

More early ordering this year

                                                    THE Mc GRAW - HILL COMPANIES

Integrating Tribune Operations
--------------------------------------------------------------------------------

Closed on September 5

  - Second inquiry from U.S. Justice Dept. delayed original closing date of July 31

Integration well underway

  - Folding in 5 of the 6 businesses

  - Substantial opportunities to integrate product lines and create new efficiencies

  - The Wright Group will operate as stand alone

                                                    THE Mc GRAW - HILL COMPANIES

Integrating Tribune Operations
--------------------------------------------------------------------------------

Tribune                                  McGraw-Hill
Everyday Learning ----------------       Elementary, secondary
Elementary and secondary                 supplementary and higher
math and health programs;                education units
titles for college market

Creative Publications
Core secondary math --------------       Glencoe/McGraw-Hill
Supplemental math                        Wright/McGraw-Hill

NTC/Contemporary -----------------       Folding into six of our units:
Language arts, foreign language          Professional Publishing, Glencoe,
health, social studies, develop-         School division, Higher Education
mental reading, non-fiction and          International and Children's
adult trade titles                       Publishing

Landoll --------------------------       Children's Publishing
Children's books and other
products for the consumer market

                                                    THE Mc GRAW - HILL COMPANIES

Tribune will expand market reach
--------------------------------------------------------------------------------

Expanded reach into pre-K to 5 language arts market

 . New National Science Foundation-funded math products

 . New teacher training products

 . Entering remedial reading, a growing market

                                                    THE Mc GRAW - HILL COMPANIES

 Additional benefits from Tribune
--------------------------------------------------------------------------------

 .  New talent:

     -  Experienced editorial, production and sales staff

 .  Cost savings:

     - Integration of "back office" functions (billing, distribution, etc.) underway

     -  Rationalization of distribution centers

                                                    THE Mc GRAW - HILL COMPANIES

 McGraw-Hill Education
-------------------------------------------------------------------------------

 .  Higher Education

 .  International

 .  Professional Publishing

                                                    THE Mc GRAW - HILL COMPANIES

We are providing digital solutions
------------------------------------------------------------------------------

PageOut

 .  Enables instructors to easily create course-specific Web sites

 .  More than 30,000 registered instructors in U.S.

 . Successfully introducing PageOut in Canada with 3,700 users; and 1,300 in Europe

 .  Links to Online Learning Centers


                                  [WEB PAGE]

                                www.pageout.com

                                                    THE Mc GRAW - HILL COMPANIES

We are providing digital solutions
--------------------------------------------------------------------------------

Online Learning Centers

Content in digital format provides:

 .  Complete textbook online

 .  Online resources for instructors

 .  Supplementary materials for students

 .  Links to PageOut

                                  [WEB PAGE]

                                 www.mhhe.com

                                                    THE Mc GRAW - HILL COMPANIES

We are providing digital solutions
-------------------------------------------------------------------------------

Interactive e-Source

 -  Digitized content from text and other sources

 -  Delivery via the Web or CD-ROM

 -  25 titles this year in major disciplines

                                  [WEB PAGE]

                              Interactive eSource

                                                    THE Mc GRAW - HILL COMPANIES

We are providing digital solutions
--------------------------------------------------------------------------------

PowerWeb

 _  A web-based coursepak for instructors

 _  Online source for discipline-specific articles, news and essays


                            [WEBPAGE APPEARS HERE]

www.mhhe.com


                                                    THE Mc GRAW - HILL COMPANIES

Increasing the functionality of content
--------------------------------------------------------------------------------

Primis Online

 - Instructor goes online to select content, structure of text based on search of our database of 230,000 textbook pages

 -  Student selects delivery: online eBookstore, or text from college bookstore

 -  Content available for easy, cost-effective updating


                            [WEBPAGE APPEARS HERE]

www.mhhe.com/primis


                                                    THE Mc GRAW - HILL COMPANIES

Using technology to gain market share
--------------------------------------------------------------------------------

ALEKS (TM)

 -  Web-based artificial intelligence system

 -  Determines math abilities and provides self-paced learning

 -  First and second year college math markets


                            [WEBPAGE APPEARS HERE]


www.highed.aleks.com


                                                    THE Mc GRAW - HILL COMPANIES

Progress in our International Group
--------------------------------------------------------------------------------

  .  Benefiting from rebound in Asia-Pacific and improvement in Mexico

  .  Globalizing our digital solutions for competitive advantage

     -  PageOut is in Europe, Asia and Canada
     -  ALEKS is being demonstrated in Canada



                                                    THE Mc GRAW - HILL COMPANIES

Update on Professional Book Group
--------------------------------------------------------------------------------

 . Softness in computer and STM titles resulted in decline in 3Q revenue and operating profits


 . 4Q: Expect improvement

    - Introducing seven major medical titles, including:

      - Hurst's The Heart

      - Principles of Neurology

      - Williams' Hematology

                                                    THE Mc GRAW - HILL COMPANIES

Summary
--------------------------------------------------------------------------------

 .  McGraw-Hill Education

   - A fine year in education with prospects for another good adoption year in 2001

   - Solid progress in integrating the Tribune Education acquisition

   - Growing use of digital solutions to create global competitive advantage


                                                     THE McGRAW - HILL COMPANIES

--------------------------------------------------------------------------------


                              Financial Services


                                                     THE McGRAW - HILL COMPANIES

A strong record of growth
--------------------------------------------------------------------------------

Financial Services                FOR 3Q           FOR 9 MONTHS
------------------------------------------------------------------------------

Revenue                         .  4.6%                .  6.3%

Operating Profits               . 12.8%                .  9.6%

Operating Margin                                       . 31.36%


                                                     THE McGRAW - HILL COMPANIES

     Growing through diversification
--------------------------------------------------------------------------------

  -  Double-digit gains in all our international markets

  -  Today, more than 30% of S&P's revenues are from foreign sources


                                                     THE McGRAW - HILL COMPANIES

  Overseas trends benefiting S&P
--------------------------------------------------------------------------------

  .  Creation of single currency

  .  Disintermediation of banks in Europe

  .  Europe Bond market is growing

     - Number of European bonds in first nine months is up by 8.4% despite decline in new issue dollar volume


                                                     THE McGRAW - HILL COMPANIES

     Bond market activity
--------------------------------------------------------------------------------

     . Growing activity in European
       corporate bond market

       - Corporate sector is growing in unit volume

       - Increased activity from U.S. multinationals

     . Trends in U.S. market

       - New issue volume declined

         1Q '00       $ 332.3        - 6.4%
         2Q '00       $ 314.6        - 7.9%
         3Q '00       $ 276.4        -11.2%


       - 4Q 2000 comparisons get easier
         (4Q `00 $214.5 billion)
                                                    THE Mc GRAW - HILL COMPANIES

     Results in U.S. bond market
--------------------------------------------------------------------------------

                                                                AFTER 9 MONTHS
    --------------------------------------------------------------------------

Corporates issuance                                                 .  0.59%

Municipals                                                          . 18.30%

Asset-backed issues                                                 .  1.25%

Mortgage-backed issuance                                            . 48.40%


                                                    THE Mc GRAW - HILL COMPANIES

     Expectations for 4Q activity
--------------------------------------------------------------------------------

     . Continued strength overseas

     . More growth in non-traditional services

       - Bank loan ratings, rating evaluation services not reflected in new issue statistics

     - Expecting a good fourth quarter in structured finance market



                                                    THE Mc GRAW - HILL COMPANIES

     2001 Outlook
--------------------------------------------------------------------------------
     . More positive U.S. market environment for debt issuance

       - Anticipate growth in corporate, U.S. municipals, asset-backed market

       - Improved commercial mortgage sector

     . Good growth in European market

       - S&P to increase penetration of European market


                                                     THE McGRAW - HILL COMPANIES

     Total Assets in ETFs
--------------------------------------------------------------------------------
     . More than $50
       billion in assets

     . More than 50% of
       total asset based                          [GRAPH APPEARS HERE]
       on S&P indexes,
       SPDRs

     . More ETFs are planned



                                                     THE McGRAW - HILL COMPANIES

     Building a global index business
--------------------------------------------------------------------------------

     Derivative products based on S&P indexes continue to grow

       .  Stock index futures contracts based on S&P Euro Index and S&P Europe
          350

       . Will be the first futures products to trade on a European exchange while clearing on a U.S. exchange



                                                    THE Mc GRAW - HILL COMPANIES

     Building S&P Comstock's online business

     New relationships with Internet redistributors

     - iWon.com: A leading search engine and portal site

                            [WEBPAGE APPEARS HERE]
www.iWon.com


                                                    THE Mc GRAW - HILL COMPANIES

     Selling S&P Data
--------------------------------------------------------------------------------

     New agreement at Charles Schwab:

     - For Schwab customers S&P equities analysis, fundamental data, news, commentary, proprietary valuation indices

     - For Schwab employees S&P MarketScope service delivered to 2,700 desktops at the firm


                            [WEBPAGE APPEARS HERE]
S&P MarketScope



                                                    THE Mc GRAW - HILL COMPANIES

     Summary
--------------------------------------------------------------------------------

     . Financial Services

       - Continued growth in international markets for S&P Ratings

       - Continued expansion of S&P Ratings' non-traditional products

       - Continued build-out of our index-based services

       - More S&P data feeds to institutional customers and Internet redistributors

       - A better U.S. new issue market in 2001


                                                    THE Mc GRAW - HILL COMPANIES

--------------------------------------------------------------------------------




                        Information and Media Services



                                                    THE Mc GRAW - HILL COMPANIES

                           A strong record of growth
-------------------------------------------------------------------------------

     Information &
     Media Services                    FOR 3Q     FOR 9 MONTHS
     --------------------------------------------------------------------------

Revenue                                . 8.7%        . 16.2%

Operating Profits                      . +60%        . 57.8%

Operating Margin                                     . 18.65%


                                                    THE Mc GRAW - HILL COMPANIES

                      Business Week: Another banner year
-------------------------------------------------------------------------------

     .    3Q Results:

          -  18% gain in advertising pages, on top of 44% gain last year

     .    After nine months, ad pages are up 32% with one less issue:

          -  High tech, up 60.4%

          -  Financial services, up 13.6%

          -  Professional services, up 85.4%


                                                    THE Mc GRAW - HILL COMPANIES

                     Extending the Business Week franchise
-------------------------------------------------------------------------------

     .    4Q gains can be expected from:

          -  Two e.biz editions (sold-out)

          - Launching first issue of Leaders Online, publication linked to our Careers channel


                                                    THE Mc GRAW - HILL COMPANIES

                    Transforming BW into a global franchise
-------------------------------------------------------------------------------

     .  Increasing opportunities in 2001:

        -  Six editions of Leaders Online

        -  Increasing rate base and ad rates:

             North America:

            - Base increases to 950,000 (up 5.5%)
            - Ad rates increasing 8.8%

            International:

            - Base increases to 200,000 (up 7.0%)
            - Ad rates increasing 8.5%


                                                    THE Mc GRAW - HILL COMPANIES

                 Expand e.biz, our magazine-within-a magazine
-------------------------------------------------------------------------------

                                 '99    '00      '01
     -------------------------------------------------
     North America                5      9       12

     Europe                       0      7       12

     Asia                         0      6        7


     -    Leveraging existing circulation and holding down marketing costs

     -    Anchors our technology channel online

     -    Source of three successful conferences in 2000


                                                    THE Mc GRAW - HILL COMPANIES

Expand magazine-within-a-magazine concept
--------------------------------------------------------------------------------

2001: Publish "e" supplements in construction, aviation and healthcare

ENR:           - Will publish four e-construction supplements
               - Leverage idea for e.Construction conference

Aviation:      - Planning sections in Aviation Week and B/CA
               - New e.biz channel on AviationNow.com
               - Conference opportunities

Healthcare:    - Four e.MD supplements in 2000; six scheduled for 2001


                                                    THE Mc GRAW - HILL COMPANIES

Broadcasting: Anticipating a good 4Q '00
--------------------------------------------------------------------------------

 . Will benefit from:

  - Political advertising
    - Expect more the $9 million in 2000

  - Propositions on California ballot being supported by ad dollars


                                                    THE Mc GRAW - HILL COMPANIES

More progress in B2B businesses
--------------------------------------------------------------------------------

 . Aviation Week Group:

  - Farnborough Air Show helped with strong results

  - Continue to invest and grow traffic at www.AviationNow.com

    - Recently improved site design and functionality
    - Site is attracting new sponsors
    - 25% ahead of 500,000 user session target

                                                    THE Mc GRAW - HILL COMPANIES

More progress in B2B businesses
--------------------------------------------------------------------------------

 . Construction Group:

  - Sweets will produce strong 4Q results
  - Continue to reduce costs as we transform to digital platform
    - Scheduled to close 8 more Dodge Plan rooms

                                                    THE Mc GRAW - HILL COMPANIES

Developing online marketplaces
--------------------------------------------------------------------------------

Construction.com

-  Signed strategic agreement with BuildPoint for bidding and e-procurement

-  Site offers end-to-end project management solutions

-  Page views exceed 3.5 million per month



                            [WEBPAGE APPEARS HERE]
www.construction.com


                                                    THE Mc GRAW - HILL COMPANIES

Platts.com for the energy industry
--------------------------------------------------------------------------------

- News, pricing benchmarks, market data commentary, analysis from 325 professionals around the world

-  Volatile oil market has increased demand for news and prices from Platts

-  Good growth in Europe and Asia

                            [WEB PAGE APPEARS HERE]
www.platts.com

                                                    THE Mc GRAW - HILL COMPANIES

Summary
--------------------------------------------------------------------------------

 .  Information and Media Services

     -  Year of investment in creating and launching our new vertical hubs

     -  Traffic is growing as we add more functionality

     -  Expect advertising revenue to keep growing, in 4Q

     -  Taking steps to improve business for more improvement next year

                                                    THE Mc GRAW - HILL COMPANIES

Outlook
--------------------------------------------------------------------------------

 .  McGraw-Hill Education

 .  Financial Services

 .  Information and Media Services

     - A resilient portfolio that can deliver results even when others face greater uncertainty

     -  Environment for financial services is improving

     -  Look forward to another good year for education in 2001

                                                    THE Mc GRAW - HILL COMPANIES

Financial Review
--------------------------------------------------------------------------------

                               Robert J. Bahash
             Executive Vice President and Chief Financial Officer

                                                    THE Mc GRAW - HILL COMPANIES

Debt levels at year-end
--------------------------------------------------------------------------------


  $1,220,000,000 at end of 3Q 2000

     -  $435 million higher than 3Q `99

     -  $526 million higher than 2Q `00

  .  Repaid $95 million in medium term notes Sept. 1, 2000

     -  Average weighted yield of 6.6 percent for debt at end of quarter

  .  Expect debt at $1.0 billion at end of 2000

     -  $536 million at end of 1999

                                                    THE Mc GRAW - HILL COMPANIES

Interest expense
--------------------------------------------------------------------------------

 . 3Q: Increased 19.4%

 . After nine months: Up 10.2% to $35.6 million

 . 2000: End a little below $60 million

                                                    THE Mc GRAW - HILL COMPANIES

Corporate expenses
--------------------------------------------------------------------------------

 . 3Q: Grew by 2.1%

 . After nine months: Up 9.9% to $64.2 million

 . 4Q: Anticipate expenses to grow at about the rate of inflation

                                                    THE Mc GRAW - HILL COMPANIES

Pre-publication expenditures
--------------------------------------------------------------------------------

 . 3Q: $58.9 million

 . Year-to-date: $163.4 million

 . 2000:

     - Anticipate higher run rate in 4Q as we ramp up for 2001, another big year for el-hi market

     - Still expect $230-$240 million for the year

                                                    THE Mc GRAW - HILL COMPANIES

Capital expenditures
--------------------------------------------------------------------------------

 . 18.5 million in 3Q

 . 53.1 million after nine months

 . 2000: $90-$100 million range

                                                    THE Mc GRAW - HILL COMPANIES

Non-cash charges
--------------------------------------------------------------------------------

Pre-publication amortization

     - 98 million in 3Q

     - 170.8 million year-to-date

    - Expect to end year in $200 million range

Depreciation

     - 20.5 million in 3Q

     - 64.2 million year-to-date

     - Expect to end year in $100 million range


                                                    THE Mc GRAW - HILL COMPANIES

--------------------------------------------------------------------------------

     Amortization of goodwill and intangibles

       - $16.8 million in 3Q
       - $45.6 milion after nine months
       - Anticipate finishing the year in $65-70 range
         - Reflects acquisitions of Tribune Education
       - 2001: Run rate in $80 million range


                                                    THE Mc GRAW - HILL COMPANIES

     Share repurchases
--------------------------------------------------------------------------------

     .  First half: Repurchased 1,688,000 shares for $85.7 million

     .  Back in the market now

     .  New total about 2.0 million shares

     .  Will continue to be opportunistic


                                                    THE Mc GRAW - HILL COMPANIES

     Guest Speaker
--------------------------------------------------------------------------------


                                Joanne W. Rose
                         Executive Managing Director,
                          Structured Finance Ratings,
                               Standard & Poor's


                                                    THE Mc GRAW - HILL COMPANIES

     North American Issuance Volume
--------------------------------------------------------------------------------

                           [BAR CHART APPEARS HERE]


     .  Residential Mortgage-Backed Securities
     .  Asset-Backed Securities
     .  Commercial Mortgage-Backed Securities

Includes:
 .  HEL in ABS

Excludes:
 .  Private Transactions
 .  Asset-Backed CP
 .  CBO/CLO

                               (in billions)

        1980      '85    '90    '96     '97       '98    '99    '00e

        0.5       6.0   24.4   38.4    63.5      134.5  96.0   65.0
               1.00.5   34.6  152.0    15.0      186.6 193.1  205.0
                         1.0   27.6    44.0       80.0  66.1   50.0


                                                    THE Mc GRAW - HILL COMPANIES

     CBO/CLO Issuance Volume
--------------------------------------------------------------------------------


                           [BAR CHART APPEARS HERE]


Cash Flow and Market Value

Includes:

 .  144A Transactions

                              (in billions)

                  1996     1997     1998    1999    e2000

                   9.0     49.0     65.8     77.2     73.0


                                                    THE Mc GRAW - HILL COMPANIES

European Issuance Volume
--------------------------------------------------------------------------------

Includes:
 . All Asset Classes

Excludes:
 . Private Transactions

 . Asset-Backed CP
 . Synthetics
 . Credit Default Swaps

                             [GRAPH APPEARS HERE]

                                 (in billions)

                           1998      1999      e2000

                           51.9      72.8       85.0


                                                    THE Mc GRAW - HILL COMPANIES

Asian Issuance Volume
--------------------------------------------------------------------------------

 . Japan . Australia . Asia - Excluding Japan and Australia
Includes:
 . All Asset Types
 . Domestic Issuance

                             [GRAPH APPEARS HERE]


                                 (in billions)

                           1998      1999      e2000

               Japan        8.1      18.0       20.0
               Australia    7.4       9.8       16.0
               Asia         2.0       4.6       16.0

                                                    THE Mc GRAW - HILL COMPANIES

Latin American Issuance Volume
--------------------------------------------------------------------------------

Includes: All Cross-Border Issues Only

                             [GRAPH APPEARS HERE]

                                 (in billions)

                                1999      e2000

                                6.4        3.1

                                                    THE Mc GRAW - HILL COMPANIES

Quarterly Update
--------------------------------------------------------------------------------

Question and Answers with

     Harold McGraw III
        Chairman, President and CEO

     Robert J. Bahash
        Executive Vice President and CFO

     Joanne W. Rose
        Executive Managing Director,
        Structured Finance, Standard & Poor's

                                                    THE Mc GRAW - HILL COMPANIES

The McGraw-Hill                  8
Companies


                                                    THE Mc GRAW - HILL COMPANIES